EXHIBIT 99.1

Community Partners Bancorp Reports Third Quarter and Nine-Month 2012 Results

  Net income to common shareholders increases 71.1% for the year over year quarter
  Net interest margin for the quarter remains strong at 4.09%
  Loans increase $24.9 million, or 4.7%, from year-end 2011
  Core checking deposits increase $17.5 million, or 11.8%, from year-end 2011

TINTON FALLS, N.J., Oct. 24, 2012 (GLOBE NEWSWIRE) -- Community Partners Bancorp (Nasdaq:CPBC), (the "Company"), the parent company of Two River Community Bank ("Two River"), today announced consolidated earnings for the quarter and nine months ended September 30, 2012.

For the quarter ended September 30, 2012, the Company reported net income available to common shareholders of $1.2 million, or $0.15 per diluted share, compared to $703,000, or $0.09 per diluted share, for the same period in 2011, an increase of $500,000, or 71.1%. On a linked quarter basis, third quarter 2012 net income to common shareholders increased $167,000, or 16.1%, from second quarter 2012 results. All share and per share data for all referenced reporting periods have been adjusted for the 3% stock dividend paid on December 30, 2011 to shareholders of record as of December 13, 2011.

For the nine months ended September 30, 2012, the Company reported net income available to common shareholders of $3.3 million, or $0.40 per diluted share, an increase of $839,000, or 34.7%, over the $2.4 million, or $0.30 per diluted share, reported for the same period in 2011.

Net income to common shareholders for the third quarter of 2012 were positively impacted by a $69,000 refund from the U.S. Treasury for an overpayment of dividends paid on our preferred stock issued in connection with the Small Business Lending Fund ("SBLF") established under the Small Business Jobs Act of 2010. These refunds relate to prior period dividend rate revisions. For the same period in 2011, net income to common shareholders were adversely impacted by the $301,000 remaining discount accretion resulting from the redemption of the preferred stock issued under the U.S. Treasury's TARP Capital Purchase Plan. Excluding the effects of these items, net income to common shareholders for the three and nine months ended September 30, 2012 increased $130,000, or 12.9%, and $469,000, or 17.2%, respectively, over the same periods in 2011.

William D. Moss, President and Chief Executive Officer, stated, "The results for the third quarter announced today marks our twelfth consecutive quarter in which we had a year over year increase in net income. Our overall financial performance continues to improve despite a challenging operating environment plagued by high unemployment, weak real estate valuations and prolonged low interest rates, which has pressured net interest margins. We continue to execute on our strategic plan and the result is a strong balance sheet and improved credit and capital positions. This has allowed us the ability to expand and grow our business while providing the premier service one would expect from a local community bank. Our net interest margin continues to rank amongst the highest, compared to an independently determined peer group of New Jersey based banks and thrifts, and is fueled by strong growth in both loans and core checking deposits. Asset quality continues to remain our primary focus, as we remain diligent in our workout process of either liquidating other real estate properties or working with our troubled borrowers to find resolution. In early October, we relocated and consolidated our executive offices and all bank related departments into a new state of the art corporate headquarters located in Tinton Falls. This new facility will allow for better utilization of space for our future growth plans as well as allowing us to gain greater efficiencies in how we serve our valued customers."

The Company maintained capital ratios in the third quarter of 2012 that were in excess of regulatory standards for well-capitalized institutions. At September 30, 2012, the Company's Tier 1 capital to average assets ratio was 10.59%, Tier 1 capital to risk-weighted assets ratio was 12.03% and total capital to risk-weighted assets ratio was 13.28%. Mr. Moss further noted, "Our Company continues to strengthen its capital position and remains mindful of the potential impact that the new proposed Basel III regulations will have on our Company. At quarter-end, our common equity Tier 1 capital ratio, as proposed under Basel III, was a strong 8.83%, while our tangible book value per common share increased to $7.58 as compared to $7.04 for the same period in 2011."

Results for the quarter ended September 30, 2012 also include:

  a loan loss provision of $330,000, recorded during the third quarter 2012, which was a $60,000 increase from the second quarter 2012 provision and $400,000 less than the third quarter 2011 provision. During the quarter ended September 30, 2012, $129,000 in charge-offs were taken against the allowance for loan losses in connection with two credits, which had been previously fully reserved; and
  a $314,000 net decrease in other real estate owned ("OREO") expenses, OREO impairments and sales and loan workout expenses compared to related expenses incurred during the second quarter of 2012, primarily due to second quarter events involving the write-down taken on one property and net loss on the sale of OREOs.

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended September 30, 2012 totaled $6.6 million, an increase of $96,000, or 1.5%, from the same period in 2011. Average interest-earning assets for the third quarter 2012 were $642.9 million, an increase of $21.7 million, or 3.5%, primarily due to increases in both the loan and investment portfolios. Our quarterly yield on interest-earning assets declined by 20 basis points from the same period in 2011, as the current prolonged low interest rate environment has continued to exert pressure on asset yields. Our quarterly cost of interest-bearing liabilities declined by 15 basis points from the same period last year due to a combination of lower deposit costs and higher average balances in core checking deposits, which increased $11.1 million, or 7.3%. On a linked quarter basis, net interest income increased by $161,000, or 2.5%, from the second quarter of 2012, also due principally to an increase in our average interest-earning assets. Net interest income for the nine months ended September 30, 2012 totaled $19.6 million, an increase of $226,000, or 1.2%, over the same period in 2011 due primarily to the same year over year items discussed above.

The Company reported a net interest margin of 4.09% for the quarter ended September 30, 2012, representing an increase of 1 basis point when compared to the 4.08% net interest margin for the quarter ended June 30, 2012 and decreased 7 basis points when compared to the 4.16% net interest margin for the comparable three months ended 2011. The decline from last year was primarily due to the low interest rate environment as well as the timing of a portion of loan growth, which occurred in the later part of the quarter. In addition, $31,000 of interest and late fee reversals was recorded on loans, which were transferred into non-accrual status.

Non-Interest Income

Non-interest income for the quarter ended September 30, 2012 totaled $597,000, a decrease of $221,000, or 27.0%, compared to the same period in 2011. On a linked quarter basis, non-interest income decreased by $163,000, or 21.4%, from the second quarter of 2012. The decrease in the quarter ended September 30, 2012 compared to the same period in 2011 was primarily due to $324,000 of gains on the sale of securities in 2011 compared to no sales in 2012. Additionally, a $32,000 credit loss on a pooled trust preferred security was recorded during the third quarter 2012. These decreases were partially offset by an increase in fees generated by our residential mortgage department, higher bank-owned life insurance income resulting from increased purchases of such investments in the fourth quarter of 2011 and an increase in service fees on deposit accounts. The decrease on a linked quarter basis resulted primarily from an $187,000 gain on SBA loan sales during the second quarter 2012. For the nine months ended September 30, 2012, non-interest income increased $103,000, or 5.7%, from the same period in 2011. The increase was due primarily to an increase in fees generated by our residential mortgage department, increases in service fees on deposit accounts, higher bank-owned life insurance income resulting from increased purchases of such investments in the fourth quarter of 2011, as well as higher gains on the sale of SBA loans. These increases were partially offset by a decrease in the gains on the sale of securities available for sale as well as an $80,000 credit loss on a pooled trust preferred security recorded during the nine-month period ended September 30, 2012.

Non-Interest Expense

Non-interest expense for the quarter ended September 30, 2012 totaled $4.9 million, an increase of $80,000, or 1.7%, compared to the same period in 2011. This increase was primarily due to a $140,000 increase in salaries and benefits resulting from higher residential mortgage commissions along with the hiring of additional key personnel as the Company continues to expand its lending division. These increases were partially offset by lower professional fees and occupancy and equipment expense. On a linked quarter basis, non-interest expense decreased $144,000, or 2.8%, from the $5.1 million reported for the second quarter of 2012. This decrease from last quarter was primarily due to lower OREO expenses, OREO impairments and sales partially offset by increases in loan workout expenses, occupancy and equipment expenses and data processing expenses. Non-interest expense for the nine months ended September 30, 2012 totaled $14.9 million, an increase of $507,000, or 3.5%, over the same period in 2011, due primarily to the same year over year items discussed above.

Balance Sheet Activity

Total assets as of September 30, 2012 reached a record $705.1 million, an increase of 4.5%, compared to $674.6 million as of December 31, 2011. Total loans as of September 30, 2012 were $555.0 million, an increase of 4.7%, compared to $530.1 million reported at December 31, 2011. Total deposits as of September 30, 2012 were $577.7 million, an increase of 4.3%, compared with $553.9 million as of December 31, 2011. Core checking deposits at September 30, 2012 increased $17.5 million, or 11.8%, when compared to year-end 2011, while savings accounts, inclusive of money market deposits, increased 5.5%. Conversely, higher cost time deposits decreased 8.6% over this same period.

Asset Quality

The Company's non-performing assets at September 30, 2012 increased to $12.0 million as compared to $8.9 million at June 30, 2012 and decreased from the $13.0 million reported at December 31, 2011. Non-accrual loans were $4.7 million at September 30, 2012 compared to $5.2 million at both June 30, 2012 and December 31, 2011. OREO properties remained unchanged at $3.6 million at both September 30, 2012 and June 30, 2012 as compared to $7.8 million at December 31, 2011. Loans past due 90 days or more and still accruing at quarter end 2012 increased to $3.7 million as compared to $49,000 at June 30, 2012 and none at December 31, 2011. This increase was the direct result of several loans that reported 90 days or more past due at September 30, 2012. All such loans are well secured and in the process of collection and the Company anticipates that these loans will be paid off in full and/or reinstated in full in the near term.

The Company's non-performing assets at September 30, 2012, as a percentage of total assets, were 1.71%, up from the 1.27% at June 30, 2012 and down from the 1.93% reported at December 31, 2011. This increase from the prior quarter is a direct result of the above-mentioned loans reporting past due 90 days or more. Troubled Debt Restructured loan balances increased to $9.9 million at September 30, 2012 from $9.7 million at June 30, 2012 and $7.6 million reported at December 31, 2011. The increase from June 30, 2012 is primarily due to an addition of one residential mortgage, which is currently paying under the agreed terms.

The Company's allowance for loan losses was $7.5 million at September 30, 2012 compared to $7.3 million at December 31, 2011. Loss allowance as a percentage of total loans at September 30, 2012 was 1.35% compared to 1.32% at June 30, 2012 and 1.38% at December 31, 2011. During the quarter ended September 30, 2012, $129,000 of charge-offs were taken in connection with two credits for which the full amount of the charge-offs had previously been reserved.

About the Company

Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank currently operates 15 branches throughout Monmouth and Union Counties and also operates two regional lending offices in New Brunswick and Summit, New Jersey. More information about Two River Community Bank is available at www.tworiverbank.com. More information about Community Partners is available at www.communitypartnersbancorp.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," "should," "projects" or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements, and no undue reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; material adverse changes in Community Partners' operations or earnings; a decline in the economy in Community Partners' primary market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations, including issues related to compliance with anti-money laundering and the bank secrecy act laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect Community Partners' results, see Community Partners' filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2011. The statements in this press release are made as of the date of this press release, even if subsequently made available by Community Partners on its website or otherwise. Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

COMMUNITY PARTNERS BANCORP
Selected Consolidated Financial Data (Unaudited)

(Dollars in thousands except per share data)
	September 30,	December 31,	September 30,
Selected Period End Balances:	2012	2011	2011
Total Assets	$ 705,130	$ 674,554	$ 665,373
Investment Securities and Restricted Stock	66,788	62,797	58,090
Total Loans	555,038	530,130	516,763
Allowance for Loan Losses	(7,486)	(7,310)	(6,993)
Goodwill and Other Intangible Assets	18,415	18,540	18,588
Total Deposits	577,671	553,912	544,097
Repurchase Agreements	18,866	16,218	17,551
Long-term Debt	13,500	13,500	13,500
Shareholders' Equity	90,931	87,134	86,398

	September 30,	June 30,	March 31,	December 31,	September 30,
Asset Quality Data:	2012	2012	2012	2011	2011
Nonaccrual loans	$ 4,689	$ 5,216	$ 4,517	$ 5,240	$ 6,295
Loans past due over 90 days and still accruing	3,744	49	482	--	51
OREO property	3,593	3,593	7,281	7,765	6,592
Total Non-Performing Assets	12,026	8,858	12,280	13,005	12,938

Troubled Debt Restructured Loans	9,852	9,737	9,781	7,579	7,618

Non-Performing Loans to Total Loans	1.52%	0.96%	0.93%	0.99%	1.23%
Allowance as a % of Loans	1.35%	1.32%	1.31%	1.38%	1.35%
Non-Performing Assets to Total Assets	1.71%	1.27%	1.79%	1.93%	1.94%

	September 30, 2012			December 31, 2011
	Tier 1 Capital to	Tier 1 Capital to	Total Capital to	Tier 1 Capital to	Tier 1 Capital to	Total Capital to
	Average Assets	Risk Weighted	Risk Weighted	Average Assets	Risk Weighted	Risk Weighted
Capital Ratios:	Ratio	Assets Ratio	Assets Ratio	Ratio	Assets Ratio	Assets Ratio
Community Partners Bancorp	10.59%	12.03%	13.28%	10.39%	12.01%	13.26%
Two River Community Bank	10.57%	12.01%	13.26%	10.38%	12.00%	13.25%
"Well capitalized" institution (under Federal regulations)	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Selected Consolidated Earnings Data:	2012	2012	2011	2012	2011
Total Interest Income	$ 7,739	$ 7,609	$ 7,819	$ 23,076	$ 23,307
Total Interest Expense	1,126	1,157	1,302	3,505	3,962
Net Interest Income	6,613	6,452	6,517	19,571	19,345
Provision for Loan Losses	330	270	730	950	1,855
Net Interest Income after Provision for Loan Losses	6,283	6,182	5,787	18,621	17,490

Net other-than-temporary impairment charges to earnings	(32)	(48)	--	(80)	--
Other Non-Interest Income	629	808	818	2,005	1,822
Total Non-Interest Income	597	760	818	1,925	1,822

FDIC Insurance Expense	139	131	143	411	533
Other Non-Interest Expenses	4,780	4,932	4,696	14,473	13,844
Total Non-Interest Expenses	4,919	5,063	4,839	14,884	14,377

Income before Income Taxes	1,961	1,879	1,766	5,662	4,935
Income Tax Expense	727	693	661	2,087	1,829
Net Income	1,234	1,186	1,105	3,575	3,106

Preferred Stock Dividend & Discount Accretion.	31	150	402	318	688

Net Income available to common shareholders	$ 1,203	$ 1,036	$ 703	$ 3,257	$ 2,418

Per Common Share Data:
Basic Earnings	$ 0.15	$ 0.13	$ 0.09	$ 0.41	$ 0.31
Diluted Earnings	$ 0.15	$ 0.13	$ 0.09	$ 0.40	$ 0.30
Book Value	$ 9.89	$ 9.73	$ 9.39	$ 9.89	$ 9.39
Tangible Book Value (1)	$ 7.58	$ 7.41	$ 7.04	$ 7.58	$ 7.04
Average Common Shares Outstanding (in thousands):
Basic	7,952	7,960	7,924	7,939	7,877
Diluted	8,138	8,143	8,080	8,122	8,033

Other Selected Ratios:
Return on Average Assets	0.71%	0.69%	0.65%	0.69%	0.62%
Return on Average Tangible Assets (1)	0.73%	0.70%	0.67%	0.71%	0.64%
Return on Average Equity	5.47%	5.33%	5.23%	5.35%	5.03%
Return on Average Tangible Equity (1)	6.87%	6.72%	6.72%	6.75%	6.50%
Net Interest Margin	4.09%	4.08%	4.16%	4.12%	4.24%

(1) Non-GAAP Financial Information. See the "Reconciliation of Non-GAAP Financial Measures" below.

Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "net income available to common shareholders excluding U.S. Treasury preferred stock refund and accelerated discount accretion," "diluted earnings per common share excluding U.S. Treasury preferred stock dividend refund and accelerated discount accretion," "tangible book value per share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

	As of and for the Three Months Ended			As of and for the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011

Net Income available to common shareholders	$ 1,203	$ 1,036	$ 703	$ 3,257	$ 2,418
Effect of U.S. Treasury preferred stock refund	(69)	--	--	(69)	--
Effect of accelerated portion of discount accretion	--	--	301	--	301
Net Income available to common shareholders excluding U.S. Treasury preferred stock refund and accelerated discount accretion	$ 1,134	$ 1,036	$ 1,004	$ 3,188	$ 2,719

Diluted Earnings per common share	$ 0.15	$ 0.13	$ 0.09	$ 0.40	$ 0.30
Effect of U.S. Treasury preferred stock refund	(0.01)	--	--	(0.01)	--
Effect of accelerated portion of discount accretion	--	--	0.04	--	0.04
Diluted Earnings per common share excluding U.S. Treasury preferred stock refund and accelerated discount accretion	$ 0.14	$ 0.13	$ 0.13	$ 0.39	$ 0.34

Book value per common share	$ 9.89	$ 9.73	$ 9.39	$ 9.89	$ 9.39
Effect of intangible assets	(2.31)	(2.32)	(2.35)	(2.31)	(2.35)
Tangible book value per common share	$ 7.58	$ 7.41	$ 7.04	$ 7.58	$ 7.04

Return on average assets	0.71%	0.69%	0.65%	0.69%	0.62%
Effect of intangible assets	0.02%	0.01%	0.02%	0.02%	0.02%
Return on average tangible assets	0.73%	0.70%	0.67%	0.71%	0.64%

Return on average equity	5.47%	5.33%	5.23%	5.35%	5.03%
Effect of average intangible assets	1.40%	1.39%	1.49%	1.40%	1.47%
Return on average tangible equity	6.87%	6.72%	6.72%	6.75%	6.50%

CONTACT: William D. Moss, President & CEO
         Community Partners Bancorp
         732-389-8722 wmoss@tworiverbank.com

         A. Richard Abrahamian, Executive Vice President & CFO
         Community Partners Bancorp
         732-216-0167 rabrahamian@tworiverbank.com